UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2016

THRESHOLD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300
South San Francisco, California 94080

(Address of principal executive offices)(Zip Code)

(650) 474-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Vice President of Clinical Operations

On October 13, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Threshold Pharmaceuticals, Inc. (the “Company”) approved the promotion of Ms. Kristen Quigley, the Company’s previous Executive Director of Clinical Operations to Vice President of Clinical Operations who in such capacity will perform the role of the Company’s principal officer with regard to clinical trial operations effective October 14, 2016. Ms. Quigley, age 45, served as the Company’s Executive Director of Clinical Operations from January 2016 until her promotion to Vice President of Clinical Operations on October 14, 2016. Prior to January 2016, Ms. Quigley served as the Company’s Senior Director of Clinical Operations since June 2014. Ms. Quigley served in positions of increasing responsibility, most recently as Project Management Senior Director of Icon PLC from August 2001 to June 2014. Ms. Quigley received her B.A. from Washington University in St. Louis. In addition, the Committee approved the entering into of a change of control severance agreement with Ms. Quigley and stock options were granted to Ms. Quigley as described under “Executive Compensation Arrangements—Stock Option Grants” below. Other than with respect to the foregoing compensatory arrangements, there were no new compensatory or other material arrangements entered into, or modifications to existing compensatory arrangements entered into, nor were there any other grants or awards made to, Ms. Quigley in connection with her appointment as the Company’s Vice President of Clinical Operations.

Executive Compensation Arrangements

Change of Control Severance Agreement. On October 13, 2016, the Committee approved the entering into of a change of control severance agreement (the “Severance Agreement”) with Ms. Kristen Quigley in connection with her promotion to Vice President. Ms. Quigley previously served as and continues to serve as the Company’s principal officer with regard to clinical trial operations. The Severance Agreement with the Company will provide, among other things, that if her employment is involuntarily terminated (which generally means her resignation following a material reduction in her duties, position or responsibilities, a material reduction in base salary, a relocation of work location, any termination other than for cause or for which there lacks valid grounds or failure by any successor to the Company to assume the terms of the Severance Agreement), then Ms. Quigley will be entitled to a lump sum cash severance payment equivalent to 6 months base salary as in effect as of the date of termination. In addition, if Ms. Quigley is involuntarily terminated within 18 months following a change of control of the Company, then she will be entitled to the following severance benefits: a lump sum payment equivalent to 12 months’ base salary and any applicable allowances in effect as of the date of termination or, if greater, as in effect in the year in which the change of control occurs; payment of the full amount of her target bonus for the calendar year of termination plus a pro rata portion (based on the number of full weeks during such year) of the amount of such bonus or, if no target bonus has been established, an amount equal to her bonus in the prior year plus a pro rata portion (based on the number of full weeks during such year) of the amount of such bonus; immediate acceleration and vesting of all equity awards granted by the Company to Ms. Quigley prior to the change of control; extension of the exercise period for stock options granted prior to the change of control to up to two years following the date of termination; and up to 12 months of health benefits. All of the benefits provided above are expressly contingent on Ms. Quigley’s delivery to the Company of a satisfactory release of claims. The Company expects to enter into the Severance Agreement with Ms. Quigley in due course. The foregoing is only a brief description of the material terms of the Severance Agreement, does not purport to be complete, and is qualified in its entirety by reference to the Severance Agreement that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending December 31, 2016.

Stock Option Grants. On October 13, 2016, the Committee granted a stock option to Ms. Kristen Quigley, the Company’s Vice President of Clinical Operations, under the Company’s 2014 Equity Incentive Plan (the “Plan”) and pursuant to the standard form of Stock Option Grant Notice and Option Agreement under the Plan (the “Plan Agreement”). The stock option is exercisable for 75,000 shares of the Company’s common stock (“Common Stock”). The stock option will vest in equal monthly installments over the four year period from the grant date of October 17, 2016, subject to continued service, and carry an exercise price equal to the fair market value of the Common Stock on the grant date. These stock options were granted in connection with the Committee’s determination, upon the recommendation of management, that there be some retention incentives for the Company’s executive officers in 2016, that would not impact the Company’s cash flow requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Joel A. Fernandes
Joel A. Fernandes
Senior Vice President, Finance and Controller

Date: October 18, 2016